Exhibit 10.2
GENERAL RELEASE OF CLAIMS
THIS GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by and between DASAN Zhone Solutions, Inc., a Delaware corporation (the “Company”), and James Norrod (“Executive”), as of the Effective Date (as defined below).
WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement dated as of September 9, 2016 (the “Employment Agreement”);
WHEREAS, the Company has agreed to provide Executive with certain severance benefits, subject to Executive’s execution of this Release; and
WHEREAS, the Company and Executive now wish to fully and finally resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive described in Section 2(d) below, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.    Effective Date; Termination of Employment.
(a)    Effective Date. This Release shall become effective upon the occurrence of both of the following events: (i) execution of the Release by the parties; and (ii) expiration of the revocation period applicable under Section 3(d) below without Executive having given notice of revocation. The date of the last to occur of the foregoing events shall be referred to in this Release as the “Effective Date.” Until and unless both of the foregoing events occur, this Release shall be null and void. Executive understands that Executive will not be given any severance benefits under this Release unless the Effective Date occurs on or before the date that is thirty (30) days following the Termination Date (as defined below).
(b)    Termination of Employment. Executive’s employment by the Company will terminate effective as of September 11, 2017 (the “Termination Date”). Executive hereby resigns from his position as Co-Chief Executive Officer and as a member of the Board of Directors of the Company (and any other officer titles or officer positions he may hold) of the Company (and any of its affiliates and subsidiaries) effective as of the Termination Date. Executive shall execute any additional documentation necessary to effectuate such resignations. Executive’s “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be the Termination Date.
2.    Compensation.
(a)    Compensation Through Termination Date. On the Termination Date, the Company shall issue to Executive his final paycheck, reflecting (i) Executive’s fully earned but unpaid base salary, through the Termination Date at the rate then in effect, and (ii) all accrued, unused paid time off due Executive through the Termination Date. Subject to Sections 2(b) and (d) below, Executive acknowledges and agrees that with his final check, Executive received all monies, bonuses, commissions, expense reimbursements, paid time off, or other compensation he earned or was due during his employment by the Company.

(b)    Expense Reimbursements. The Company, within thirty (30) days after the Termination Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Termination Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Termination Date.
(c)    Benefits. Subject to Section 2(d)(ii) below, Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Termination Date, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents, in accordance with the provisions of COBRA.
(d)    Severance. In exchange for Executive’s agreement to be bound by the terms of this Release, including, but not limited to, the release of claims in Section 3, Executive shall be entitled to receive the following, which shall be the exclusive severance benefits to which Executive is entitled, unless Executive has materially breached the provisions of this Release, in which case Section 4(e)(iii) shall apply:
(i)     A cash payment in the amount of $300,000, payable in a lump sum within ten (10) days following the later of (A) the Effective Date or (B) October 6, 2017; plus
(ii)    for the period beginning on the Termination Date and ending on the date which is six (6) full months following the Termination Date (or, if earlier, (1) the date on which the applicable continuation period under COBRA expires or (2) the date Executive becomes eligible to receive the equivalent or increased healthcare coverage from a subsequent employer) (such period, the “COBRA Coverage Period”), if Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the Termination Date elect to have COBRA coverage and are eligible for such coverage, the Company shall pay or reimburse Executive on a monthly basis for an amount equal to (A) the monthly premium Executive is required to pay for continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company’s health plans as of the Termination Date (calculated by reference to the premium as of the Termination Date) less (2) the amount Executive would have had to pay to receive group health coverage for Executive and his covered dependents based on the cost sharing levels in effect on the Termination Date. If any of the Company’s health benefits are self-funded as of the Termination Date, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the reimbursements as set forth above, the Company shall instead pay to Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums; plus
(iii)    Executive’s outstanding stock options to purchase shares of the Company’s common stock granted under the Company’s equity plan (the “Stock Options”) shall cease vesting as of the Termination Date and any unvested Stock Options shall terminate on such date. Executive’s vested Stock Options as of the Termination Date may be exercised by Executive (or Executive’s legal guardian or legal representative) until September 11, 2018; provided, however, that in no event shall any Stock Option remain exercisable beyond the original outside expiration date of such Stock Option. Except as modified above, Executive’s Stock Options shall continue to be governed by the terms and conditions of the Stock Option agreements and the Company’s equity plan pursuant to which such Stock Options were granted.
(e)    Return of the Company’s Property. On the Termination Date, and prior to the payment of any amounts to Executive under Section 2(d) above, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.
3.    General Release of Claims by Executive.
(a)    Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.
Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)    Claims for indemnity under the bylaws of the Company, as provided for by California law (including California Labor Code Section 2802) or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;
(v)    Claims based on any right Executive may have to enforce the Company’s executory obligations under this Release;
(vi)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims of discrimination; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;
(vii)    Executive’s right to communicate or cooperate with any government agency; and
(vii)    Any other Claims that cannot be released as a matter of law.
(b)    EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
(c)     Executive acknowledges that this Release was presented to him on September __, 2017, and that Executive is entitled to have twenty-one (21) days’ time in which to consider it. Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.
(d)    Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Chief Executive Officer of the Company, the Company’s principal place of business, within the seven (7) day period.
(e)    Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.

4.    Confirmation of Continuing Obligations.
(a)    Proprietary Rights Agreement. Executive hereby expressly reaffirms his obligations under the Company’s standard employee innovations and proprietary rights assignment agreement (the “Proprietary Rights Agreement”), which Executive has previously executed, a copy of which is attached to this Release as Exhibit A and incorporated herein by reference, and agrees that such obligations shall survive the Termination Date and any termination of his services to the Company.
(b)     Customers and Suppliers. Executive recognizes that he possesses Proprietary Information (as such term is defined in the Proprietary Rights Agreement) about the customers or suppliers of the Company and its subsidiaries and affiliates. Executive recognizes that the Proprietary Information he possesses about these customers or suppliers may not be generally known, is of substantial value to the Company and its subsidiaries in developing its business and in securing and retaining customers, and was acquired by him because of his business position with the Company and its subsidiaries and affiliates. Executive agrees that, for a period of nine (9) months beyond the Termination Date, he will not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any competitor of the Company, and that he will not convey any such Proprietary Information or trade secrets about the customers or suppliers of the Company and its subsidiaries or affiliates to any other person.
(c)     Employees. Executive recognizes that he possesses Proprietary Information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. Executive recognizes that the Proprietary Information he possesses about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries and affiliates. Executive agrees that, for a period of nine (9) months beyond the Termination Date, he will not, directly or indirectly, induce, solicit or recruit any employee of the Company or its subsidiaries or affiliates for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee, and that he will not convey any such Proprietary Information or trade secrets about other employees of the Company and its subsidiaries or affiliates to any other person.
(d)    Reasonableness of Relief; Blue Penciling. Executive acknowledges and agrees that the covenants and agreements contained herein are reasonable and valid in geographic and temporal scope and in all other respects and are reasonably necessary to protect the Company. If any court determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.
(e)    Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of this Section 4, the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity under this Release or otherwise:

(i)     Specific Performance. The right and remedy to have each and every one of the covenants in this Release specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the nonsolicitation or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, affiliates, successors or assigns.
(ii)     Accounting. The right and remedy to require Executive to account for and pay over to the Company and its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive that result from any transaction or activity constituting a breach of this Release.
(iii)     Cessation of Payments. The right to cease all severance payments to Executive hereunder.
(f)     Enforceability in all Jurisdictions. Executive intends to and hereby confers jurisdiction to enforce each and every one of the covenants and agreements contained herein upon the courts of any jurisdiction within the geographic scope of such covenants and agreements. If the courts of any one or more of such jurisdictions hold any such covenant or agreement unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive and the Company that such determination shall not bar or in any way affect the Company’s or any of its subsidiaries’, affiliates’, successors’ or assigns’ right to the relief provided above in the courts of any other jurisdiction within the geographic scope of such covenants and agreements, as to breaches of such covenants and agreements in such other respective jurisdictions, such covenants and agreements as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants and agreements.
(e)     Whistleblower Provision. Notwithstanding the foregoing, or anything contained in the Proprietary Rights Agreement, Executive acknowledges that he will not be held criminally or civilly liable for (i) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) disclosure of confidential or proprietary information in a made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.
5.    Nondisparagement; Confidentiality. Executive agrees that he shall not disparage or otherwise communicate negative statements or opinions about the Company, its board members, officers, employees, shareholders or agents; provided, however, that Executive shall not be prohibited from making such statements or opinions to his immediate family so long as such statements or opinions are not likely to be harmful to the Company, its board members, officers, employees, shareholders or agents or its or their businesses, business reputations, or personal reputations. The Company agrees that neither its board members nor officers shall disparage or otherwise communicate negative statements or opinions about Executive. Nothing in this Section 5 shall prohibit Executive from (a) testifying in any legal proceeding in which his testimony is compelled by law or court order and no breach of this provision shall occur due to any accurate, legally compelled testimony or (b) communicating or cooperating with any government agency.
6.    Binding Arbitration. Except as provided in Section 4 of this Release, any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Release shall be settled by final and binding arbitration in Palo Alto, California, before a single neutral arbitrator in accordance with the employment arbitration rules (the “Rules”) of the Judicial Arbitration and Mediation Services/

Endispute (“JAMS”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Subject to Section 7 below, each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 6 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Release or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Release; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Release shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.
7.     Attorney Fees. In the event that any dispute between the Company and Executive should result in arbitration, the arbitrator may award to one or more of the Prevailing Persons (as defined below) such reasonable attorney fees, costs and expenses, as determined by the arbitrator. Any judgment or order enforcing such arbitration may, in the discretion of the court entering such judgment or order contain, a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment or order and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 7: (a) “attorney fees” shall include, without limitation, attorney fees incurred in the following: (i) arbitration; (ii) post-arbitration order or judgment motions; (iii) contempt proceedings; (iv) garnishment, levy, and debtor and third party examinations; (v) discovery; and (vi) bankruptcy litigation; and (b) “Prevailing Person” shall mean any person who is determined by the arbitrator in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.
8.    Miscellaneous.
(a)    Assignment; Assumption by Successor. The rights of the Company under this Release may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Release in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Release, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Release by operation of law or otherwise.
(b)    Survival. The covenants, agreements, representations and warranties contained in or made in Sections 2, 3, 4, 5, 6, 7 and 8 of this Release shall survive Executive’s termination of employment or any termination of this Release.
(c)    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
(d)    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
(e)    Governing Law and Venue. This Release shall be governed by the laws of the State of California as they are applied to contracts between California residents to be performed completely within California. The parties irrevocably submit to the non-exclusive jurisdiction of the Superior Court of the State of California, Santa Clara County, and the United States District Court for the Northern District of California, Branch nearest to Palo Alto, California, in any action to enforce an arbitration award or any other suit brought hereunder. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
(f)    Entire Agreement; Modification. This Release and the Proprietary Rights Agreement set forth the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all existing agreements between them concerning such subject matter. The Employment Agreement shall be superseded entirely by this Release and the Employment Agreement shall be terminated and be of no further force or effect. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
(g)    Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release.
(h)    Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(i)    Code Section 409A.
(i)    This Release is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the amounts payable hereunder shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. Each series of installment payments made under this Release is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.
(ii)    To the extent applicable, this Release shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. To the extent that any provision of the Release is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Release shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.
(iii)    Any reimbursement of expenses or in-kind benefits payable under this Release shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Executive’s will not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
(j)    RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH HIS LAWYER CONCERNING THIS RELEASE.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Release as of the dates set forth below.

DASAN ZHONE SOLUTIONS, INC.

Date:	September 11, 2017	By:	/s/ Il Yung Kim
		Name:	Il Yung Kim
		Title:	Chief Executive Officer

EXECUTIVE

Date:	September 11, 2017	By:	/s/ James Norrod
James Norrod

EXHIBIT A
EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT

[SIGNATURE PAGE TO GENERAL RELEASE OF CLAIMS]
US-DOCS\92776583.2